SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

             Date of Event Requiring Report:  February 21, 2003

                         REDWOOD ENERGY GROUP, INC.
           (Exact name of registrant as specified in its charter)

     Nevada                      000-27727                     91-1766174

(State of                       (Commission                (IRS Employer
  Incorporation)                File Number)              Identification #)



                            1201 West 5th Street
                                 Suite F360
                       Los Angeles, California 90017
                --------------------------------------------
                  (Address of Principal Executive Offices)

                               (213) 534-3620
                  ----------------------------------------
            (Registrant's telephone number, including area code)









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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

     On February 21, 2003, the Board of Directors appointed Whitney Farmer as President of the Registrant.

     All other biographical information remains the same as previously filed.



ITEM 5.  OTHER EVENTS

     The Registrant has agreed to buy The Michael Davis Corporation for a total purchase price of $4,700,000, comprised of a promissory note for $500,000, payable over twelve months, with interest at the rate of 5%, plus shares of common stock valued at $4,200,000, to equal the balance of the purchase price.

     The mission of The Michael Davis Corporation, to be renamed DreamCity is to develop family-friendly film, television and publishing properties and exploit those properties in a variety of entertainment media. We will approach this endeavor by relying on the proven expertise of our management and staff, utilizing our pool of creative relationships and distribution relationships within the comic book and film industry.

     The Company has relocated its Office to: 1201 West 5th Street Suite F360 Los Angeles, California 90017. The new phone number of the Company is: (213) 534-3620. The Registrant has entered into a lease for the premises for a term of twenty-four months. The lease covers a total of 2,437 square feet. The rent is $4,874.00 per month. The space is adequate for the needs of the registrant for the foreseeable time period and for its operations.

     On February 21, 2003, the Board of Directors declared a forward 3 for 1 stock split of the common stock of the Registrant. Each shareholder as of the record date of February 23, 2003, will receive two additional shares of common stock on the effective date of March 3, 2003, giving the shareholder 3 shares where they had 1 share previously.

     Also on February 21, 2003, the Board of Directors and a majority of the shares entitled to vote, approved a change of name of the Registrant to be filed on a Certificate of Amendment to the Certificate of Incorporation. The new name of the Registrant will be Redwood Entertainment Group, Inc.



EXHIBITS

N/A

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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                   By: /s/ Whitney Farmer
                                   ---------------------------------
                                   Whitney Farmer
                                   President

Date: February 21, 2003


















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